Exhibit 99.2

FOR IMMEDIATE RELEASE

AR Capital Acquisition Corp. Completes $240 Million Initial Public Offering of Units

NEW YORK, October 7, 2014 – AR Capital Acquisition Corp. (the “Company”) announced the closing of its previously-announced initial public offering of 24,000,000 units at an offering price of $10.00 per unit. The Company’s units are listed on the Nasdaq Capital Market under the trading symbol “AUMAU.” Each unit consists of one share of the Company’s common stock and one-half of one warrant. Each whole warrant will entitle the holder to purchase one share of the Company's common stock at a price of $11.50 per share. The Company has granted the underwriters a 45-day option to purchase up to 3,600,000 additional units to cover over-allotments, if any.

AR Capital Acquisition Corp. was formed for the purpose of acquiring one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Its efforts in identifying a prospective target business are focused on, but not limited to, the asset management sector. The Company’s sponsor is AR Capital, LLC, an investment management firm co-founded in 2007 by Nicholas S. Schorsch and William M. Kahane.

Citigroup acted as sole book running manager for the offering. Ladenburg Thalmann, a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), acted as co-manager for the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on October 1, 2014. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The offering was made only by means of a prospectus, copies which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: (800) 831-9146.

ABOUT AR Capital Acquisition Corp.

The Company is a newly organized blank check company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations AR Capital Acquisition Corp. ABackman@rcscapital.com (917) 475-2135	Nicholas Radesca Chief Financial Officer AR Capital Acquisition Corp. nradesca@arlcap.com (212) 415-6559